EXHIBIT 21.1

Subsidiaries

100% owned by Lexaria Bioscience Corp.

Poviva Corp.

Lexaria Nutraceutical Corp.

Lexaria Hemp Corp.

Lexaria Pharmaceutical Corp.

Lexaria (AU) Pty Ltd

Kelowna Management Services Corp.

Lexaria CanPharm Holding Corp.

100% owned by Lexaria CanPharm Holding Corp.

Lexaria CanPharm ULC

83.333% owned by Lexaria Bioscience Corp.

Lexaria Nicotine LLC